Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida

(808) 946-1400

Territorial Bancorp Inc.

Announces Second Quarter 2012 Results

Honolulu, Hawaii, August 2, 2012 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.8 million or $0.38 per basic and $0.37 per diluted share for the three months ended June 30, 2012, compared to $3.4 million or $0.31 per basic and $0.30 per diluted share for the three months ended June 30, 2011. Net income increased by $461,000 or 13.6% for the three months ended June 30, 2012, compared to the same period in 2011. The increase in the earnings for the second quarter was primarily due to higher mortgage loan originations, which in turn, increased the interest earned on loans. The increase in earnings can also be attributed to lower interest expense on deposits and borrowings, and greater gains on the sales of mortgage loans.

The Company also announced that its Board of Directors today approved a quarterly cash dividend of $0.11 per share of common stock. The dividend is expected to be paid on August 30, 2012, to stockholders of record as of August 16, 2012.

Allan Kitagawa, Chairman and Chief Executive Officer, said “We continue to focus on our core earnings - increasing loan production while striving for good asset quality and growing our deposit base. I am also glad to announce that based on our performance, we will pay a quarterly dividend of $0.11 per share of common stock.”

Interest Income

For the three months ended June 30, 2012 and 2011, net interest income was $13.0 million and $12.9 million, respectively. Total interest and dividend income was $15.5 million for the three months ended June 30, 2012, compared to $15.7 million for the three months ended June 30, 2011.

The growth in net interest income is primarily due to a $347,000 increase in interest earned on loans which occurred because of an increase in loan originations. The growth in interest income on loans was offset by a $596,000 decrease in interest earned on investment securities which occurred primarily because of an increase in principal repayments on mortgage backed securities and reinvestment of these repayments at lower interest rates. There was a $340,000 decline in interest expense due to the lower interest rate environment. Our net interest margin for the three months ended June 30, 2012 was 3.41% compared to 3.56% for the three months ended June 30, 2011. The decrease in the net interest margin resulted from higher levels of liquidity and an increase in principal payments on higher yielding loans and mortgage-backed securities and reinvestment of these repayments at lower interest rates.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $2.5 million for the three months ended June 30, 2012, compared to $2.9 million for the three months ended June 30, 2011. The decrease in interest expense is primarily due to a $221,000 decrease in interest expense on securities sold under agreements to repurchase which occurred when the Bank prepaid $15.0 million of borrowings. Interest expense on deposits also declined by $119,000 due to the lower interest rate environment. Provision for loan losses decreased by $93,000 for the three months ended June 30, 2012 because of the improved credit quality of the loan portfolio.

Noninterest Income

Noninterest income was $1.4 million for the three months ended June 30, 2012, compared to $1.2 million for the three months ended June 30, 2011. The growth in noninterest income was primarily due to a $314,000 increase in gain on sale of loans and a $172,000 increase in gain on sale of investment securities. The increase in gain on sale of loans for 2012 was primarily due to an increase in the amount of loans sold which occurred because of higher mortgage originations during the quarter. These increases were offset by a $118,000 decrease in service fees on loan and deposit accounts and a $177,000 decrease in other noninterest income.

Noninterest Expense

Noninterest expense decreased to $8.5 million for the three months ended June 30, 2012, as compared to $8.6 million for the three months ended June 30, 2011. The decrease in noninterest expense was primarily due to lower salaries and employee benefits expenses. This decrease was partially offset by a $198,000 loss on extinguishment of debt which was incurred when the Bank prepaid $15.0 million of securities sold under agreements to repurchase, which had a weighted-average interest rate of 4.93%, in the three months ended June 30, 2012.

Assets and Equity

Total assets grew to $1.566 billion at June 30, 2012, from $1.538 billion at December 31, 2011. Cash and cash equivalents increased to $156.4 million at June 30, 2012, from $131.9 million at December 31, 2011. Investment securities held to maturity decreased to $621.0 million as of June 30, 2012, from $653.9 million at December 31, 2011, as repayments and sales exceeded the amount of security purchases. Loans receivable grew to $726.2 million at June 30, 2012, from $688.1 million at December 31, 2011 and $661.4 million at June 30, 2011, due to an increase in residential mortgage loan originations. The growth in loans receivable since December 31, 2011 was primarily funded by a $47.2 million increase in deposits. Deposits increased to $1.213 billion at June 30, 2012, from $1.166 billion at December 31, 2011 and $1.107 billion at June 30, 2011. Total stockholders’ equity increased to $216.3 million at June 30, 2012, from $214.0 million at December 31, 2011. The growth in stockholders’ equity was primarily due to the Company’s earnings for the six months ended June 30, 2012, which was offset by the cost of shares repurchased under the Company’s stock repurchase program and dividend payments for the first and second quarters of 2012. The Board of Directors previously authorized three repurchase programs. Through the end of June 30, 2012, 1,315,253 shares were repurchased in the first and second repurchase programs. In addition, the Company was authorized to repurchase up to 552,000 shares in the third repurchase program. Through June 30, 2012, 273,461 shares have been repurchased in the third repurchase program.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing was $1.9 million (10 loans) at June 30, 2012, compared to $2.3 million (9 loans) at December 31, 2011. Asset quality remained strong with the ratio of nonperforming assets to total assets decreasing to 0.20% at June 30, 2012, from 0.22% at December 31, 2011. The allowance for loan losses at June 30, 2012 was $1.5 million and represented 0.20% of total loans. At December 31, 2011, the allowance for loan losses was also $1.5 million and represented 0.22% of total loans.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 27 branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/2012	6/30/2011	6/30/2012	6/30/2011

Interest and dividend income:
Investment securities	$6,293	$6,889	$12,809	$13,260
Loans	9,110	8,763	18,139	17,646
Other investments	87	81	171	173

Total interest and dividend income	15,490	15,733	31,119	31,079

Interest expense:
Deposits	1,582	1,701	3,152	3,409
Advances from the Federal Home Loan Bank	104	104	208	190
Securities sold under agreements to repurchase	831	1,052	1,735	2,086

Total interest expense	2,517	2,857	5,095	5,685

Net interest income	12,973	12,876	26,024	25,394

Provision (reversal of allowance) for loan losses	(79)	14	5	122

Net interest income after provision for loan losses	13,052	12,862	26,019	25,272

Noninterest income:
Service fees on loan and deposit accounts	480	598	1,030	1,156
Income on bank-owned life insurance	234	241	467	480
Gain on sale of investment securities	172	—	300	66
Gain (loss) on sale of loans	406	92	847	236
Other	115	292	205	411

Total noninterest income	1,407	1,223	2,849	2,349

Noninterest expense:
Salaries and employee benefits	5,041	5,487	10,214	10,613
Occupancy	1,290	1,226	2,614	2,447
Equipment	811	808	1,623	1,574
Federal deposit insurance premiums	192	191	382	487
Loss on extinguishment of debt	198	—	198	—
Other general and administrative expenses	966	933	2,105	1,933

Total noninterest expense	8,498	8,645	17,136	17,054

Income before income taxes	5,961	5,440	11,732	10,567

Income taxes	2,115	2,055	4,346	4,182

Net income	$3,846	$3,385	$7,386	$6,385

Basic earnings per share	$0.38	$0.31	$0.73	$0.57
Diluted earnings per share	$0.37	$0.30	$0.72	$0.57

Cash dividends declared per common share	$0.11	$0.09	$0.21	$0.16

Basic weighted average shares outstanding	10,135,179	10,992,653	10,163,647	11,126,781
Diluted weighted average shares outstanding	10,303,363	11,120,248	10,305,751	11,239,913

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	6/30/2012	12/31/2011
Assets
Cash and cash equivalents	$156,373	$131,937
Investment securities held to maturity, at amortized cost (fair value of $655,681 and $687,319 at June 30, 2012 and December 31, 2011, respectively)	620,965	653,871
Federal Home Loan Bank stock, at cost	12,348	12,348
Loans held for sale	1,915	3,231
Loans receivable, net	726,245	688,095
Accrued interest receivable	4,686	4,780
Premises and equipment, net	5,161	5,450
Real estate owned	184	408
Bank-owned life insurance	30,701	30,234
Deferred income taxes receivable	3,297	2,648
Prepaid expenses and other assets	4,160	4,569

Total assets	$1,566,035	$1,537,571

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,213,282	$1,166,116
Advances from the Federal Home Loan Bank	20,000	20,000
Securities sold under agreements to repurchase	90,300	108,300
Accounts payable and accrued expenses	21,151	22,816
Current income taxes payable	1,679	3,114
Advance payments by borrowers for taxes and insurance	3,305	3,264

Total liabilities	1,349,717	1,323,610

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 10,811,820 and 11,022,309 shares at June 30, 2012 and December 31, 2011, respectively	108	110
Additional paid-in capital	94,617	97,640
Unearned ESOP shares	(8,074)	(8,319)
Retained earnings	133,427	128,300
Accumulated other comprehensive loss	(3,760)	(3,770)

Total stockholders’ equity	216,318	213,961

Total liabilities and stockholders’ equity	$1,566,035	$1,537,571

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

June 30, 2012

	Three Months Ended June 30,
	2012	2011
Performance Ratios (annualized):

Return on average assets	0.98%	0.91%
Return on average equity	7.03%	5.95%
Net interest margin on average interest earning assets	3.41%	3.56%

	At June 30, 2012	At December 31, 2011
Selected Balance Sheet Data:

Book value per share (1)	$20.01	$19.41
Stockholders’ equity to total assets	13.81%	13.92%

Asset Quality (Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing interest (2)	$1,945	$2,335
Nonperforming assets (2)	3,057	3,335
Allowance for loan losses	1,457	1,541
Nonperforming assets to total assets	0.20%	0.22%
Allowance for loan losses to total loans	0.20%	0.22%
Allowance for loan losses to non-performing assets	47.66%	46.21%

Note:

(1)	Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding
(2)	Amounts are net of charge-offs